Exhibit 99.1

FOR IMMEDIATE RELEASE

McCORMICK ANNOUNCES RECORD SALES AND PROFIT FOR FISCAL YEAR 2008

WELL-POSITIONED FOR GROWTH IN 2009

SPARKS, MD, JANUARY 28—McCormick & Company, Incorporated (NYSE:MKC):

•	Increased net sales 9%, exceeding $3 billion for the first time. Increased fourth quarter sales 5%.

•

Achieved earnings per share of $1.94 versus $1.73 in fiscal year 2007. On a comparable basis, excluding restructuring charges and unusual items, earnings per share increased 11%. Fourth quarter earnings per share was $0.62 versus $0.67 in 2007. On a comparable basis, earnings per share rose 12% in the fourth quarter of 2008.

•	For fiscal year 2009, projecting sales growth of 2 to 4%, a 9 to 11% increase in local currency. Earnings per share expected to increase 7 to 9% on a comparable basis with 2008.

McCormick & Company, Incorporated (NYSE:MKC) today reported record results for the fourth quarter and fiscal year ended November 30, 2008. Acquisitions, product innovation and increased marketing behind the Company’s leading brands drove these results. During the year, the Company effectively offset higher input costs with a combination of pricing, productivity measures and a more favorable product mix.

Alan D. Wilson, President and CEO, commented, “Our 2008 financial results demonstrate the resiliency of our business in a tough environment and the ability of our employees to adapt. Despite the economic downturn we grew sales of our consumer products 11%, driven in part by the acquisition of Lawry’s and Billy Bee honey products, increased marketing support, new products, improved merchandising and expanded distribution. Operating income for our consumer business rose 9% excluding restructuring and impairment charges. In our industrial business, we have supported the growth of our strategic customers with innovative products, and collaborated with them to manage through a period of volatile costs. We achieved a 6% increase in operating income for our industrial business on a comparable basis, excluding restructuring charges, despite weakness in the restaurant industry. I am pleased with the performance across both businesses in 2008 as well as our growth prospects for 2009.”

Fiscal year results

Pricing actions, acquisitions of leading brands, innovative new products, increased marketing support and favorable foreign exchange rates led to a 9% increase in net sales in 2008. This exceeded the Company’s initial projection of 4 to 6% sales growth. The Company also offset higher costs with a higher-margin product mix and $31 million in cost reductions including $11 million of incremental savings from the Company’s restructuring program. In the third year of this program, the total annual savings have reached $56 million. Higher sales and actions to offset increased costs, led to an 8% increase in gross profit and a 6% increase in operating income, which rose 9% on a comparable basis, excluding restructuring and impairment charges. The operating income result includes a 13% increase in marketing support for the consumer and industrial businesses combined.

The Company’s operating income performance led to an increase in earnings per share to $1.94 from $1.73 in 2007. Earnings per share in 2008 included a pre-announced $0.15 non-cash impairment charge, $0.09 of restructuring charges and a $0.04 credit for items related to the acquisition of assets of the Lawry’s business which included a gain on the sale of the Season-All business. Earnings per share in 2007 included $0.18 of restructuring charges. Excluding these items, the Company increased its 2008 earnings per share by 11% or $0.22, ahead of its initial goal of 8 to 10%. Higher operating income added $0.18 to earnings per share. A lower tax rate, lower net interest expense and the earnings per share impact of fewer shares outstanding added $0.06, more than offsetting a $0.02 decrease from lower income from unconsolidated operations.

With the introduction of “McCormick profit” in 2008, the Company is improving its management of working capital, and achieved a five day reduction in its cash conversion cycle during the year. This improvement, as well as lower payments for restructuring activity and retirement plan contributions, led to a $90 million increase in cash flow from operations. With cash flow from operations, as well as increased debt and proceeds from stock option exercises, the Company funded $693 million of acquisitions, $114 million of dividend payments and $86 million of capital expenditures.

Fourth quarter results

For the fourth quarter of 2008, the Company increased sales 5% over the fourth quarter of 2007 and in local currency the increase was 9%. Pricing actions to offset higher input costs added 7% to sales and acquisitions added 4% to sales. Other increases in volume and product mix for the consumer business were more than offset by an unfavorable impact from the industrial business, for a net reduction of 2%. Weakness in the restaurant industry has limited growth for the industrial segment.

Higher sales, favorable product mix and productivity improvements led to a 7% increase in fourth quarter gross profit, and a gross profit margin of 43.7%, compared to 43.2% in the fourth quarter of 2007. Operating income declined 5%, but on a comparable basis, excluding restructuring and impairment charges, grew 14%. This increase was the result of higher sales, favorable product mix and productivity improvements, and included an 8% increase in marketing support.

Fourth quarter earnings per share were $0.62 compared to $0.67 in 2007. As the Company indicated in November 2008, a non-cash impairment charge was recorded in the fourth quarter of 2008 to reduce the value of the Silvo brand. This charge reduced earnings per share $0.15. Restructuring charges reduced fourth quarter earnings per share $0.07 in 2008 and $0.08 in 2007. Excluding these items, the Company increased its 2008 earnings per share by 12% or $0.09 in the fourth quarter. Higher sales and operating income margin added $0.10 to earnings per share. The Company’s joint venture in Mexico was impacted by higher soybean oil costs during this period which resulted in a $0.01 reduction to earnings per share.

Financial outlook

Looking ahead to 2009, the Company expects another solid year in sales and profit growth. In local currency, sales are projected to grow 9 to 11% based largely on the Company’s growth initiatives which include incremental sales from the 2008 acquisition of Lawry’s. Based on current conditions, unfavorable currency exchange rates are expected to lower sales by 7%, leading to a growth range of 2 to 4%.

Higher sales, a favorable business mix and cost savings are expected to increase 2009 earnings per share to a range of $2.24 to $2.28. This is an increase of 7 to 9% versus 2008 on a comparable basis which excludes the impact of restructuring charges and unusual items. For 2009 the Company has set a cost reduction goal of $30 million with an estimated $9 million of savings related to the restructuring program and the balance largely related to supply chain initiatives. By the end of the year, the Company expects to complete its restructuring program, incurring additional charges that will reduce earnings per share by an estimated $0.05. The Company plans to increase marketing support by at least 20% in 2009 with a large amount of the increase due to the addition of Lawry’s.

Higher net income and further improvements in its management of working capital will continue to generate strong cash flow from operations. In 2009, the Company expects to use the majority of its cash from operations to pay down the debt associated with the acquisition of Lawry’s, as well as to fund dividend payments, capital expenditures and contributions to its pension plans.

Mr. Wilson stated, “We will continue to face challenges in 2009. However, the strength of our brands, momentum behind marketing and product innovation, improvements in our supply chain and a sound balance sheet give us confidence that McCormick is well-positioned for growth in 2009 and beyond.”-

Business Segment Results

Consumer Business

(in millions)

	Three Months Ended		Twelve Months Ended
	11/30/08	11/30/07	11/30/08	11/30/07
Net sales	$579.9	$536.6	$1,850.8	$1,671.3
Operating income	107.0	120.0	304.6	290.1
Operating income, excluding restructuring and impairment charges	145.5	130.1	343.3	313.9

For fiscal year 2008, the Company grew consumer business sales 11% and 8% in local currency when compared to 2007. Higher volume and product mix added 5% to sales, including the impact of acquisitions which accounted for 4% of the increase. Pricing actions taken to offset higher input costs added another 3% to sales. Consumer sales in the Americas rose 13% and 12% in local currency. In this region, higher volume and product mix added 8% to sales including a 5% impact from acquisitions, as well as the benefit of new products, new distribution and increased marketing support. Higher pricing added 4% to consumer sales in the Americas. Consumer sales in Europe, the Middle East and Africa (EMEA) increased 6%, with 6% from favorable foreign exchange rates and 2% from pricing actions. Unfavorable volume and product mix reduced sales by 2% due to a more difficult economy in the second half of the year. Performance remained strong throughout 2008 in the Asia/Pacific region, with consumer sales up 14% and 6% in local currency, led by a double-digit increase in volume and product mix in China.

Consumer business operating income, excluding restructuring and impairment charges rose to $343 million in 2008 from $314 million in 2007 due to higher sales and improved productivity. Operating income in 2008 included $14 million of additional marketing expense to support the long-term growth of the Company’s consumer brands.

For the fourth quarter, the Company grew consumer business sales 8% and 11% in local currency when compared to 2007. Higher volume and product mix added 7% to sales, including the impact of acquisitions which accounted for 6% of the increase. Pricing actions taken to offset higher costs added another 4% to sales. Consumer sales in the Americas rose 15% and 16% in local currency. In this region, higher volume and product mix added 13% to sales including an 8% impact from acquisitions, as well as the benefit of new products, new distribution and increased marketing support. Higher pricing added 3% to consumer sales in the Americas. Consumer sales in EMEA declined 10%, with 6% from unfavorable foreign exchange rates. Pricing actions added 5% to sales while unfavorable volume and product mix reduced sales by 9%. In this region, the Company was impacted by trade inventory reductions as well as a slow-down in consumer purchases in a difficult economy. Early in 2009, sales in this region have begun to stabilize and the Company has plans for marketing programs and innovation to support its brands during the year. Fourth quarter sales in the Asia/Pacific region rose 1%, and 4% in local currency driven by a double-digit increase in volume and product mix in China. For the fourth quarter, higher sales and improved productivity led to a 12% increase in consumer business operating income excluding restructuring and impairment charges.

Industrial Business

(in millions)

	Three Months Ended		Twelve Months Ended
	11/30/08	11/30/07	11/30/08	11/30/07
Net sales	$327.0	$323.5	$1,325.8	$1,244.9
Operating income	18.7	12.0	71.9	64.1
Operating income, excluding restructuring charges	21.6	16.7	78.8	74.3

For fiscal year 2008, sales for McCormick’s industrial business increased 6% over 2007. The increase in local currency was also 6%. Higher prices taken in response to increased costs of certain commodities increased sales by 8%. While the Company successfully introduced new products during this period, volume and product mix declined 2% as a result of lower sales to restaurant customers in the Americas and Europe. Industrial sales in the Americas rose 6% with 1% added from favorable foreign exchange rates and 9% from pricing actions offset in part by a 4% decline in volume and product mix. In EMEA, a 2% increase in industrial sales was the result of higher pricing which added 7%, offset in part by a 2% reduction in volume and product mix and a 3% reduction from unfavorable currency exchange rates. Strong demand by quick service restaurant customers in the Asia/Pacific region led to a 23% increase in industrial sales. In local currency, the increase for the fiscal year was 15%.

The industrial business was able to grow profit during an economic downturn and period of volatile and increasing material costs during 2008. Operating income excluding restructuring charges rose 6% to $79 million when compared to 2007.

For the fourth quarter, the Company grew industrial business sales 1% and 6% in local currency compared to 2007. Pricing actions to offset increased costs of certain commodities added 12% to sales, while volume and product mix reduced sales 6% as a result of lower sales to restaurant customers in the Americas and Europe. Industrial sales in the Americas rose 4% and 6% in local currency. Pricing actions added 14% while unfavorable volume and product mix lowered sales by 8%. In EMEA a 16% decrease in industrial sales was the result of unfavorable currency exchange rates. An 8% increase from higher pricing offset a similar reduction from volume and product mix. Strong demand by quick service restaurant customers in the Asia/Pacific region continued into the fourth quarter, with a sales increase of 18% and 17% in local currency. With more effective pricing and a favorable mix of industrial business customers and products, operating income excluding restructuring charges rose 29% to $22 million when compared to the fourth quarter of 2007.

Non-GAAP Financial Measures

The non-GAAP information in this press release (which excludes restructuring charges, amounts related to the Lawry’s acquisition, including the gain on the sale of Season-All, and an impairment charge related to the value of the Silvo brand) is not a measure that is defined in generally accepted accounting principles (“GAAP”). Management believes the non-GAAP information is important for purposes of comparison to prior periods and development of future projections and earnings growth prospects. This information is also used by management to measure the profitability of our on-going operations and analyze the Company’s business performance and trends. Management believes the non-GAAP measure provides a more consistent basis for assessing the Company’s performance than the closest GAAP equivalent. Management therefore uses the non-GAAP information alongside the most directly comparable GAAP measures in this press release.

Reconciliation of GAAP to non-GAAP Financial Measures

The Company has provided below certain non-GAAP financial results excluding amounts related to a restructuring program in 2008 and 2007 and a fourth quarter non-cash impairment charge to reduce the value of the Silvo brand. Also excluded are amounts related to the acquisition of Lawry’s in the third quarter of 2008, which include the gain on the sale of Season-All.

(in millions except per share data)	Three Months Ended		Twelve Months Ended
	11/30/08	11/30/07	11/30/08	11/30/07
Operating income	$125.7	$132.0	$376.5	$354.2
Impact of restructuring charges	12.4	14.8	16.6	34.0
Impact of impairment charge	29.0	—	29.0	—

Adjusted operating income	$167.1	$146.8	$422.1	$388.2

% increase versus prior period	13.8%		8.7%

Net income	$82.5	$87.6	$255.8	$230.1
Impact of restructuring charges *	8.6	10.1	11.5	24.2
Impact of impairment charge	20.1	—	20.1	—
Net gain related to Lawry’s acquisition ($7.9 pre-tax)	—	—	(5.5)	—

Adjusted net income	$111.2	$97.7	$282.0	$254.3

Earnings per share - diluted	$0.62	$0.67	$1.94	$1.73
Impact of restructuring charges	0.07	0.08	0.09	0.18
Impact of impairment charge	0.15	—	0.15	—
Net gain related to Lawry’s acquisition	—	—	(0.04)	—

Adjusted earnings per share - diluted	$0.84	$0.75	$2.14	$1.92

% increase versus prior period	12.0%		11.5%
* The impact of restructuring activity on net income includes:

Restructuring charges included in cost of good sold	$(2.0)	$(0.7)	$(4.5)	$(3.3)
Restructuring charges	(10.4)	(14.1)	(12.1)	(30.7)
Tax impact included in income taxes	3.8	4.6	5.1	10.6
Loss on sale of unconsolidated operations	—	—	—	(0.8)

	$(8.6)	$(10.1)	$(11.5)	$(24.2)

Above amounts may not add due to rounding.

Live Webcast

As previously announced, McCormick will hold a conference call with analysts today at 8:00 a.m. ET. The conference call will be webcast live via the McCormick web site. Go to ir.mccormick.com and follow directions to listen to the call and access the accompanying presentation materials. At this same location, a replay of the call will be available following the live call. Past press releases and additional information can be found at this address.

Forward-looking Information

Certain information contained in this release, including expected trends in net sales and earnings performance, are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are based on management’s current views and assumptions and involve risks and uncertainties that could significantly affect expected results. Results may be materially affected by external factors such as damage to our reputation or brand name, business interruptions due to natural disasters or similar unexpected events, actions of competitors, customer relationships and financial condition, the ability to achieve expected cost savings and margin improvements, the successful acquisition and integration of new businesses, fluctuations in the cost and availability of raw and packaging materials, and global economic conditions generally which would include the availability of financing, interest and inflation rates as well as foreign currency fluctuations and other risks described in the Company’s filings with the Securities Exchange Commission. Actual results could differ materially from those projected in the forward-looking statements. The Company undertakes no obligation to update or revise publicly, any forward-looking statements, whether as a result of new information, future events or otherwise.

About McCormick

McCormick & Company, Incorporated is a global leader in the manufacture, marketing and distribution of spices, seasonings, specialty foods and flavors to the entire food industry – retail outlets, food manufacturers and food service businesses.

# # #

For information contact:

Corporate Communications:

John McCormick (410) 771-7110 or john_mccormick@mccormick.com

Investor Relations: Joyce Brooks (410) 771-7244 or joyce_brooks@mccormick.com

1/2009

(Financial tables follow)

Fourth Quarter Report	McCormick & Company, Incorporated

Consolidated Income Statement

(In millions except per-share data; for periods ending November 30)

	Three Months Ended		Twelve Months Ended
	2008	2007	2008	2007
Net sales	$906.9	$860.1	$3,176.6	$2,916.2
Cost of goods sold	510.7	488.8	1,888.4	1,724.4

Gross profit	396.2	371.3	1,288.2	1,191.8
Gross profit margin	43.7%	43.2%	40.6%	40.9%
Selling, general and administrative expense	231.1	225.2	870.6	806.9
Restructuring charges	10.4	14.1	12.1	30.7
Impairment charge	29.0	—	29.0	—

Operating income	125.7	132.0	376.5	354.2
Interest expense	16.3	15.6	56.7	60.6
Other income, net	(1.6)	(2.3)	(18.0)	(8.8)

Income from consolidated operations before income taxes	111.0	118.7	337.8	302.4
Income taxes	32.2	36.3	100.6	92.2

Net income from consolidated operations	78.8	82.4	237.2	210.2
Income from unconsolidated operations	3.7	5.2	18.6	20.7
Loss on sale of unconsolidated operations	—	—	—	(0.8)

Net income	$82.5	$87.6	$255.8	$230.1

Earnings per common share - basic	$0.63	$0.69	$1.98	$1.78

Earnings per common share - diluted	$0.62	$0.67	$1.94	$1.73

Average shares outstanding - basic	130.2	127.6	129.1	129.3
Average shares outstanding - diluted	132.3	130.8	131.8	132.7

Fourth Quarter Report	McCormick & Company, Incorporated

Consolidated Balance Sheet
(In millions; for periods ending November 30)

	2008	2007
Assets
Current assets
Cash and cash equivalents	$38.9	$45.9
Receivables, net	414.7	456.5
Inventories	439.0	430.2
Prepaid expenses and other current assets	75.7	50.5

Total current assets	968.3	983.1
Property, plant and equipment, net	461.1	487.6
Goodwill, net	1,230.2	879.5
Intangible assets, net	374.8	207.5
Prepaid allowances	32.9	39.3
Investments and other assets	153.0	190.5

Total assets	$3,220.3	$2,787.5

Liabilities and shareholders’ equity
Current liabilities
Short-term borrowings and current portion of long-term debt	$354.0	$149.6
Trade accounts payable	266.1	243.3
Other accrued liabilities	414.0	468.4

Total current liabilities	1,034.1	861.3
Long-term debt	885.2	573.5
Other long-term liabilities	245.7	267.6

Total liabilities	2,165.0	1,702.4
Shareholders’ equity
Common stock	581.8	501.0
Retained earnings	425.4	323.8
Accumulated other comprehensive income	48.1	260.3

Total shareholders’ equity	1,055.3	1,085.1

Total liabilities and shareholders’ equity	$3,220.3	$2,787.5

Fourth Quarter Report	McCormick & Company, Incorporated

Consolidated Cash Flow Statement
(In millions; for periods ending November 30)

	Twelve Months Ended
	2008	2007
Cash flows from operating activities
Net income	$255.8	$230.1
Adjustments to reconcile net income to net cash flow from operating activities:
Depreciation and amortization	85.6	82.6
Impairment charge	29.0	—
(Gains)/Losses on sales of assets	(22.9)	0.5
Stock based compensation	18.2	21.4
Loss on sale of unconsolidated operation	—	0.8
Income from unconsolidated operations	(18.6)	(20.7)
Changes in operating assets and liabilities	(45.9)	(109.7)
Dividends from unconsolidated affiliates	13.4	19.5

Net cash flow from operating activities	314.6	224.5

Cash flows from investing activities
Acquisitions of businesses	(693.3)	(15.9)
Capital expenditures	(85.8)	(78.5)
Net proceeds from sale of business	14.0	—
Proceeds from sale of property, plant and equipment	18.1	1.6

Net cash flow from investing activities	(747.0)	(92.8)

Cash flows from financing activities
Short-term borrowings, net	156.5	66.0
Long-term debt borrowings	503.0	—
Long-term debt repayments	(150.4)	(0.5)
Proceeds from exercised stock options	48.8	43.0
Common stock acquired by purchase	(11.0)	(157.0)
Dividends paid	(113.5)	(103.6)

Net cash flow from financing activities	433.4	(152.1)

Effect of exchange rate changes on cash and cash equivalents	(8.0)	17.3

Increase/(decrease) in cash and cash equivalents	(7.0)	(3.1)
Cash and cash equivalents at beginning of period	45.9	49.0

Cash and cash equivalents at end of period	$38.9	$45.9